EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-167784, No. 333-145744 and No. 333-130065 each on Form S-8 of our report dated March 3, 2014 relating to the consolidated financial statements and financial statement schedule of Core-Mark Holding Company, Inc., and the effectiveness of Core-Mark Holding Company, Inc.'s internal control over financial reporting dated March 3, 2014, appearing in this Annual Report on Form 10-K of Core-Mark Holding Company, Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP
San Francisco, California
March 3, 2014